Exhibit 99.1 DeAnne Gabel Director - Investor Relations
Investor Update	Issue Date: July 20, 2005

This update contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2004 10-K/A and its other securities filings, which identify important matters such as the consequences of its significant financial losses and high leverage, terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the company will be able to obtain the needed pay and benefit reductions from its flight attendants or that the ratified agreements and the pay and benefit reductions and work rule changes from other work groups will enable the company to achieve the cost reductions expected, which will depend, upon other matters, on timely and effective implementation of new work rules, actual productivity improvement, employee attrition, technology implementation, our level of business activity, relations with employees generally and the ultimate accuracy of certain assumptions on which our cost savings are based. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update.

Current News
Second Quarter 2005: Continental today reported second quarter 2005 net income of $100 million or $1.26 diluted earnings per share. Net income included a $47 million gain related to the contribution of ExpressJet shares to Continental's defined benefit pension plan during the quarter. Excluding the gain, Continental recorded net income of $53 million or $0.69 diluted earnings per share for the quarter.

While revenue trends have been improving, with current high fuel prices and refining margins, the Company continues to expect a significant loss for the year.

Cargo, Mail and Other Revenue: Continental estimates cargo, mail and other revenue will be approximately $240 million for the third quarter 2005.

During the quarter, the company implemented pay and benefit reductions for most work groups and expects to achieve approximately $300 million of savings from these pay and benefit reductions and work rule changes in 2005 and $418 million of savings on an annualized basis when fully implemented.

Debt and Capital Leases: Continental ended the second quarter 2005 with total debt and capital leases of $6.0 billion, of which $5.7 billion is debt. Of the $5.7 billion in debt, $581 million is current. Debt principal and capital lease payments for the third quarter 2005 are estimated to be approximately $71 million.

2005 Pension Expense and Contributions: Continental estimates its non-cash pension expense for 2005 will be approximately $241 million, which includes the first quarter curtailment charge of $43 million related to the freezing of the pilots' portion of the company's defined benefit pension plan. During the quarter, Continental made pension contributions of $50 million of cash and 6.1 million shares of ExpressJet stock. The company also made pension contributions of an additional $40 million of cash to the pension plans in July of 2005, bringing the total year-to-date contributions to the plans to $220 million. Continental expects to make $84 million in additional contributions to its pension plans this year to meet its minimum funding requirements of $304 million.

Fuel Hedges: Continental does not currently have any fuel hedges.

Fees and Taxes Remitted to Governmental Entities: Continental supplementally discloses all fees and non-income based taxes remitted to various governmental entities that are charged on passenger tickets. In the second quarter, such fees and taxes totaled $298 million. In the current competitive environment, substantially all of these fees and taxes are absorbed by Continental.

Restatement: Continental has identified adjustments that were required to be recorded in prior periods relating to the way it accounted for certain ground leases with fixed rent escalation clauses and depreciation expense for leasehold improvements. There is no impact from these adjustments to cash flow or revenue in any year and the results for future periods are not expected to be materially impacted by the adjustments. For more information pertaining to this restatement, please refer to our 2004 Form 10-K/A filed earlier today.

Tax Sharing Agreement with ExpressJet Holdings, Inc.
Continental expects to record approximately $28 million for the full year 2005, or $7 million per quarter, related to the tax-sharing agreement with ExpressJet. For more information regarding this tax-sharing agreement, please see our 2004 Form 10-K/A.

Targeted Cash Balance
Continental anticipates ending the third quarter of 2005 with an unrestricted cash and short-term investments balance between $1.9 and $2.0 billion.

Continental expects to end the year with an unrestricted cash and short-term investments balance of approximately $1.5 billion. These targets do not include any additional financings other than our aircraft financings.

Advanced Bookings - Six Week Outlook
Mainline advanced bookings continue to be a bit softer than last year but the company is comfortable that the gap will close and the mainline load factor for the third quarter will be flat to up slightly year-over-year ("yoy"). Continental is seeing a lot of people book closer in to the date of travel, as attractive pricing has made advance purchase savings less than it used to be.

Continental expects mainline Domestic third quarter load factor will be up about 1.5 points yoy on about 3% more capacity. Domestic yields are finally seeing some improvement yoy and that trend is expected to continue into the third quarter.

For the third quarter, the Transatlantic load factor is expected to be about flat yoy on a capacity increase of about 15%, with solid yoy yield improvements expected.

Mainline Latin load factor for the third quarter is also expected to be about flat yoy on a capacity increase of about 6.5%, again with pretty good yoy yield improvements expected.

Pacific third quarter load factor is expected to be down about 2 points yoy on a large capacity increase of about 31% yoy, largely driven by our new EWR-Beijing route. Continental believes there will be a slight yoy yield improvement in the Pacific as well.

2005 Estimated Year-over-Year %Change
ASMs (Available Seat Miles)	3rd Qtr.(E)	Full Year(E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	3.0% 6.5% 15.0% 31.0% 8.6% 19.3% 9.7%	0.8% 4.5% 18.0% 21.5% 6.4% 16.1% 7.5%

For the full year 2006, Continental expects to grow its mainline capacity by approximately
5-7% yoy.

2005 Estimate
Load Factor	3rd Qtr.(E)	Full Year(E)
Continental Regional	82 - 83% 74 - 75%	80 - 81% 73 - 74%

2005 Estimate (cents)
Mainline Operating Statistics	3rd Qtr.(E)	Full Year(E)
CASM Less: Special items per ASM (a) CASM Less Special Items (b) Fuel Cost & Fuel Taxes per ASM CASM Less Fuel, Fuel Taxes & Special Items (c)	9.88 - 9.93 - 9.88 - 9.93 2.78 7.10 - 7.15	10.13 - 10.18 0.05 10.08 - 10.13 2.61 7.47 - 7.52

2005 Estimate (cents)
Consolidated Operating Statistics	3rd Qtr.(E)	Full Year(E)
CASM Less: Special items per ASM (a) CASM Less Special Items (b) Fuel Cost & Fuel Taxes per ASM CASM less Fuel, Fuel Taxes & Special Items (c)	10.69 - 10.74 - 10.69 - 10.74 2.98 7.71 - 7.76	10.94 - 10.99 0.04 10.90 - 10.95 2.81 8.09 - 8.14

Consolidated is defined as mainline plus regional.

2005 Estimate
Fuel Gallons Consumed	3rd Qtr.(E)	Full Year(E)
Mainline Regional Fuel Price per Gallon (including fuel taxes)	364 Million 79 Million $1.82	1,377 Million 298 Million $1.71

2005 Estimated Amounts ($Millions)
Selected Expense Amounts	3rd Qtr.(E)	Full Year(E)
Aircraft Rent Landing Fees & Other Rentals Depreciation & Amortization Net Interest Expense	$234 $187 $98 $83	$932 $723 $395 $331

Continental Airlines, Inc. Tax Computation
Due to accumulated losses, Continental has stopped recording income tax benefit on current and future book losses.

Cash Capital Expenditures	2005 Estimate ($Millions)
Fleet & Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Total Cash Capital Expenditures	$80 120 35 $235 (20) $215

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Third Quarter 2005 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $71 Between $38 - $71 Between $18 - $37 Under $18 Net Loss	67.0 67.0 67.0 67.0 67.0	86.3 82.2 77.2 68.5 67.0	$8.6 $4.8 $2.3 -- --

Full Year 2005 Basic Share Count (Millions)

Year-to-Date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $189 Between $98 - $189 Between $48 - $97 Under $48 Net Loss	66.9 66.9 66.9 66.9 66.9	85.5 81.4 76.4 67.6 66.9	$23.1 $12.9 $6.1 -- --

These share counts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

Reconciliation of GAAP to Non-GAAP Financial Information
(millions except CASM data)
Mainline	3rd Qtr. Range(E)		Full Year Range(E)
Operating Expenses - GAAP	$ 2,358	$ 2,370	$ 9,125	$ 9,170
Items Excluded
Special Items (a)	-	-	(43)	(43)
Operating Expenses Excluding Special Items- Non-GAAP (b)	$ 2,358	$ 2,370	$ 9,083	$ 9,128

Aircraft Fuel & Related Taxes	(662)	(662)	(2,355)	(2,355)
Operating Expenses Excluding Special Items and Fuel and Related Taxes - Non-GAAP (c)	$ 1,695	$ 1,707	$ 6,728	$ 6,773

ASMs (millions)	23,863	23,863	90,083	90,083

CASM-GAAP (cents)	9.88	9.93	10.13	10.18
Special Items (a)	-	-	0.05	0.05
CASM Excluding Special Items (cents) (b)	9.88	9.93	10.08	10.13
Fuel Cost & Related Taxes per ASM	2.78	2.78	2.61	2.61
CASM Excluding Fuel & Related Taxes - Non-GAAP (cents) (c)	7.10	7.15	7.47	7.52

Consolidated (Mainline plus Regional)	3rd Qtr. Range(E)		Full Year Range(E)
Operating Expenses - GAAP	$ 2,895	$ 2,908	$ 11,177	$ 11,228
Items Excluded
Special Items (a)	-	-	(43)	(43)
Operating Expenses Excluding Special Items- Non-GAAP (b)	$ 2,895	$ 2,908	$ 11,134	$ 11,185

Aircraft Fuel & Related Taxes	(806)	(806)	(2,864)	(2,864)
Operating Expenses Excluding Special Items and Fuel and Related Taxes - Non-GAAP (c)	$ 2,088	$ 2,102	$ 8,270	$ 8,321

ASMs (millions)	27,077	27,077	102,166	102,166

CASM-Non-GAAP (cents)	10.69	10.74	10.94	10.99
Special Items (a)	-	-	0.04	0.04
CASM Excluding Special Items (cents) (b)	10.69	10.74	10.90	10.95
Fuel Cost & Related Taxes per ASM	2.98	2.98	2.81	2.81
CASM Excluding Fuel & Related Fuel Taxes - Non-GAAP (cents) (c)	7.71	7.76	8.09	8.14

(a) Special items include a $43 million curtailment charge related to the company's defined benefit pension plan.

(b) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

(c) Cost per available seat mile excluding fuel, related taxes and special items are computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses then dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond our control.

Fleet News

Continental Airlines Fleet Plan
Includes Continental, Continental Micronesia and Continental Express
July 20, 2005

Firm Commitments Less Planned Retirements
	Total	Net Inductions and Exits		Total
Mainline	YE 2004	2005E	2006E	YE 2006E
777-200ER 767-400ER 767-200ER 757-300 757-200 737-900 737-800 MD-80 737-700 737-300* 737-500	18 16 10 9 41 12 91 2 36 51 63	- - - 6 - - 8 (2) - - -	- - - 2 - - 6 - - - -	18 16 10 17 41 12 105 - 36 51 63
Total	349	12	8	369

Regional
ERJ-145XR ERJ-145 ERJ-135	75 140 30	21 - -	8 - -	104 140 30
Total	245	21	8	274

Total Count	594	33	16	643

*Assumes renewal on terms acceptable to Continental of leases covering 8 737-300 aircraft which expire in 2005 and 2006.

Reconciliation of GAAP to Non-GAAP Financial Information
(in millions except per share data)	2st Qtr 2005
GAAP Net Income/(Loss) Adjustments for special item (a) Non-GAAP Income/(Loss) excluding special items (b) Shares Used for Computation: Diluted Earnings (Loss) per Share excluding special items (b)	$ 100 (47) $ 53 85.5 $0.69

(a) Special item is a gain on the sale of 6.1 million shares of ExpressJet during the second quarter of $47 million.

(b) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

Quarterly Restatement Summary
(millions except as noted)
	Q1 2004	Q2 2004	Q3 2004	Q4 2004	FY 2004	Q1 2005
Operating Income (Loss)
As reported - GAAP	$ (135)	$ 43	$ 24	$ (161)	$ (229)	$ (171)
Adjustments	(2)	(3)	(2)	(2)	(9)	(2)
Restated - GAAP	$ (137)	$ 40	$ 22	$ (163)	$ (238)	$ (173)
Special Items (a)	55	30	22	32	139	43
Restated Excluding Special Items - Non-GAAP (b)	$ (82)	$ 70	$ 44	$ (131)	$ (99)	$ (130)

Income Tax Benefit (Expense)
As reported	$ 69	$ 8	$ -	$ -	$ 77	$ -
Adjustments	(29)	(8)	-	-	(37)	-
Restated	$ 40	$ 0	$ -	$ -	$ 40	$ -

Net Income (Loss)
As reported - GAAP	(124)	(17)	(16)	(206)	(363)	(184)
Adjustments	(31)	(11)	(2)	(2)	(46)	(2)
Restated - GAAP	$ (155)	$ (28)	$ (18)	$ (208)	$ (409)	$ (186)
Special Items (a)	44	30	22	32	128	(8)
Restated Excluding Special Items - Non-GAAP (b)	$ (111)	$ 2	$ 4	$ (176)	$ (281)	$ (194)

Mainline Costs per ASM (CASM) (cents)
Mainline CASM, as reported - GAAP	9.95	9.60	9.63	10.18	9.83	10.56
Mainline CASM, restated - GAAP	9.96	9.61	9.64	10.19	9.84	10.57
Special Items (a)	(0.27)	(0.14)	(0.10)	(0.16)	(0.16)	(0.20)
Mainline CASM, excluding special items,
restated - Non-GAAP (b)	9.69	9.47	9.54	10.03	9.68	10.36

Consolidated Costs per ASM (CASM) (cents)
Consolidated CASM, as reported - GAAP	10.77	10.39	10.45	11.01	10.65	11.35
Consolidated CASM, restated - GAAP	10.78	10.41	10.46	11.02	10.66	11.35
Special Items (a)	(0.24)	(0.13)	(0.09)	(0.13)	(0.14)	(0.18)
Consolidated CASM, excluding special items, restated - Non-GAAP (b)	10.54	10.28	10.37	10.89	10.52	11.17

Quarterly Restatement Summary
(millions except as noted)
	Q1 2004	Q2 2004	Q3 2004	Q4 2004	FY 2004	Q1 2005
Diluted Earnings per Share (dollars)
As reported - GAAP	(1.90)	(0.27)	(0.26)	(3.12)	(5.55)	(2.77)
Restated - GAAP	(2.37)	(0.43)	(0.29)	(3.16)	(6.25)	(2.79)
Special Items (a)	0.67	0.45	0.34	0.50	1.93	(0.12)
Restated Excluding Special Items - Non-GAAP (b)	(1.70)	0.02	0.05	(2.66)	(4.32)	(2.91)

(a) Special items in 2004 include $55 million, $30 million, $22 million and $14 million of pre-tax charges during the first, second, third and fourth quarters, respectively, primarily relating to MD80 aircraft retirements. Also included in 2004 is an $18 million pre-tax charge related to a change in expected future costs for frequent flyer reward redemptions. Special items in the first quarter 2005 include a $43 million charge related to the freezing of the portion of our defined benefit pension plan attributable to pilots and a $51 million non-operating gain related to the contribution of ExpressJet shares to our defined benefit pension plan.

(b) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

For more information pertaining to this restatement, please refer to our 2004 Form 10-K/A.